Exhibit 99.(n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment No. 5 to the Registration Statement on Form N-2 of Monachil Credit Income Fund and to the use of our report dated October 19, 2022 on the statement of assets and liabilities of Monachil Credit Income Fund (the “Fund”) as of October 5, 2022, the related statement of operations for the period June 3, 2021 (date of organization) to October 5, 2022 and the related notes (collectively referred to as the “financial statements”). Such financial statements are included in this Pre-Effective Amendment.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 28, 2022